Exhibit 99(c)

         Culp, Inc. Announces Departure of Kenneth M. Ludwig


    HIGH POINT, N.C.--(BUSINESS WIRE)--Nov. 26, 2007--Culp, Inc. (NYSE: CFI) announced today that Kenneth M. Ludwig, Senior Vice President, Human Resources, and Corporate Secretary, is leaving the company to pursue other opportunities. The company said that Mr. Ludwig will remain with Culp until the end of the calendar year to assist with transition issues. His duties are expected to be assigned to other employees of Culp.

    "Ken has been with us for more than 23 years, and has consistently provided strong leadership, dedicated service, and sound guidance to Culp and its employees," said Franklin N. Saxon, president and chief executive officer of Culp. "During the challenging times we have faced in recent years, Ken Ludwig's personal and professional skills have been invaluable to the company, its shareholders, and employees. His presence will be missed on a personal and professional basis. Certainly all of us at Culp wish him the very best in his future endeavors."

    Robert G. Culp, III, chairman of Culp, Inc., said, "Ken has provided exemplary service to Culp in many roles over the years. I want to add best wishes to Ken from me personally and from all members of our board of directors. He is a man of great integrity and character."

    Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

    CONTACT: Culp, Inc.
             Kenneth R. Bowling, Chief Financial Officer, 336-881-5630